Exhibit 99.1

News from Xerox
For Immediate Release	Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT 06856-4505

tel +1-203-968-3000

Xerox to Sell Information Technology Outsourcing Business to Atos for $1.05 Billion

NEW YORK, Dec. 18, 2014 — Xerox (NYSE: XRX) today announced an agreement to sell its Information Technology Outsourcing (ITO) business to Atos for $1.05 billion prior to closing adjustments, with additional consideration of $50 million subject to the condition of certain assets at closing. The transaction is subject to customary closing conditions and regulatory approval and is expected to close in the first half of 2015.

The transaction will enable new levels of strategic collaboration in client situations and innovative solutions leveraging Atos’ world-class ITO capabilities and highlighting Xerox’s Business Process Outsourcing (BPO) and Document Outsourcing expertise.

Xerox’s ITO business includes approximately 9,800 ITO employees in 45 countries, with 4,500 in the U.S. and more than 3,800 in global delivery countries. The Xerox ITO leadership team will join Atos. Xerox’s existing ITO clients will gain access to Atos’ global IT services capabilities and a broad range of services.

Also under the terms of this transaction, Atos will provide IT services to Xerox.

As a result of the pending sale of the ITO business, Xerox expects to report this business as a discontinued operation. For full-year 2014, this represents an estimated net $1.3 billion in third-party Services segment revenue and an estimated $115 million in Services segment profit. With this change, Xerox now expects full-year 2014 GAAP earnings per share from continuing operations of $0.87 - $0.89 and full-year 2014 adjusted earnings per share of $1.04 - $1.06. For Q4 2014, Xerox expects GAAP earnings per share from continuing operations of $0.24 - $0.26 and adjusted earnings per share of $0.28 - $0.30.

Additionally, Xerox expects initial net after-tax proceeds from the transaction of approximately $850 million and plans to increase its 2015 capital allocation for repurchasing shares to approximately $1.0 billion and up to $900 million for acquisitions.

To reflect the pending sale of the ITO business and its impacts in 2015, including the timing of use of proceeds, Xerox is updating guidance for full-year 2015 GAAP earnings per share from continuing operations to $0.88 - $0.94 and full-year 2015 adjusted earnings per share to $1.05 - $1.11. Xerox does not anticipate earnings per share dilution beyond 2015.

Additional details will be provided during our Q4 2014 earnings release and as the transaction is nearer to closing.

About Xerox

Xerox is a global business services, technology and document management company helping organizations transform the way they manage their business processes and information. Headquartered in Norwalk, Conn., we have more than 140,000 Xerox employees and do business in more than 180 countries. Together, we provide business process services, printing equipment, hardware and software technology for managing information — from data to documents. Learn more at www.Xerox.com.

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Non- GAAP Measures

This release refers to the following non-GAAP financial measures - adjusted earnings per share - for the Q4 2014 and full-year 2014 and 2015 guidance that excludes the after-tax impact of amortization of intangibles.

Forward Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to Xerox, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; service interruptions; interest rates, cost of borrowing and access to credit markets; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 and our 2013 Annual Report on Form 10-K filed with the

U.S. Securities and Exchange Commission. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Investor Contact:

Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@Xerox.com

Troy Anderson, Xerox, +1-203-849-2672, troy.anderson@Xerox.com

Media Contact:

Karen Arena, Xerox, +1-203—849-5521, karen.arena@Xerox.com

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